[ARTICLE]
[LEGEND] Exhibit 3.2.3 to 1994 10-K


                       AMENDMENT NO. 2 TO
                AGREEMENT OF LIMITED PARTNERSHIP
                               OF
                LIBERTY EQUIPMENT INVESTORS-1983

          AMENDMENT NO. 2 dated as of November 30, 1994 to AGREEMENT OF LIMITED PARTNERSHIP dated as of October 3, 1983, as amended, among MAIDEN LANE PARTNERS INC., as general partner (the "General Partner") of LIBERTY EQUIPMENT INVESTORS-1983 (the "Partnership"), and the limited partners as set forth therein (the "Limited Partners").

          WHEREAS, the parties hereto have heretofore formed the Partnership as a limited partnership under the laws of the State of New York and set forth their respective rights and duties relating to the Partnership pursuant to the above-referenced Agreement of Limited Partnership (the "Agreement");

          WHEREAS, pursuant to Section 10.1A of the Agreement the General Partner has prepared an amendment to the Agreement, the substance of which is set forth herein, and submitted (a) the text of such amendment, (b) a statement of the purposes of such amendment and (c) an opinion of counsel as required in such
Section 10.1 of the Agreement, and has provided the notification to the Limited Partners as provided therein;

          WHEREAS, pursuant to Section 10.2A of the Agreement, and upon receipt of the opinion of counsel as required by Section
11.3 of the Agreement, a majority in interest of the Limited
Partners has given their consent to such amendment;

          WHEREAS, pursuant to Section 12.1A(ii) of the Agreement the General Partner may execute instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of the Agreement;

          NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and in the Agreement, the General
Partner on behalf of all parties, states as follows:

     Section 5.4B of the Agreement is hereby amended and restated in its entirety to read as follows:

          B. Without the Consent of a majority in interest of the Limited Partners but subject to the provisions of
Section 11.3, the General Partner shall not have the authority to:

           (i) sell, abandon or otherwise dispose of at any time all or substantially all the assets of the Partnership, unless, in the determination of the General Partner, such sale, abandonment or disposition is in the best interests of the Partnership, or

           (ii)  elect to dissolve the Partnership.

     Except as expressly amended by the provisions of this Amendment No. 2, the Agreement shall remain in full force and effect.




          IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 2 as of the date first above written.

                                 GENERAL PARTNER:

                                 MAIDEN LANE PARTNERS INC.


                                 By ___________________________
                                    Name:
                                    Title:

Attest:

________________________         LIMITED PARTNERS:

                                 By  MAIDEN LANE PARTNERS INC.
                                     Attorney-in-Fact


                                 By ___________________________
                                    Name:
                                    Title: